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                      ARAMARK CORPORATION AND SUBSIDIARIES            EXHIBIT 12

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                 (In thousands)

                                                                           Fiscal Year Ended
                                      ----------------------------------------------------------------------------------------
                                      September 29,       October 1,           October 2,       October 3,       September 27,
                                          2000              1999                 1998             1997               1996
                                      -------------       ----------           ----------       ----------       -------------
Income before income taxes
  and minority interest                 $271,780           $239,413             $215,772         $215,847           $179,159
    Fixed charges, excluding
         capitalized interest            204,676            188,184              169,997          163,404            160,740
    Other, net                            (3,109)            (3,845)              (2,063)             (67)              (371)
                                        --------           --------             --------         --------           --------
    Earnings, as adjusted               $473,347           $423,752             $383,706         $379,184           $339,528
                                        ========           ========             ========         ========           ========


Interest expense                        $149,430           $139,829             $122,681         $119,284           $117,856
    Capitalized interest                     624                412                    3              223                414
    Portion of operating lease
        rentals representative
        of interest factor                55,246             48,355               47,316           44,120             42,884
                                        --------           --------             --------         --------           --------

    Fixed charges                       $205,300           $188,596             $170,000         $163,627           $161,154
                                        ========           ========             ========         ========           ========


Ratio of earnings to
  fixed charges                             2.3x               2.2x                 2.3x             2.3x               2.1x
                                        ========           =========            ========         ========           ========

(A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).